Exhibit 99.2

12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
NewsRelease

Teledyne to Acquire Majority Stake
in Ocean Design, Inc.
LOS ANGELES – August 1, 2006 – Teledyne Technologies Incorporated (NYSE:TDY) announced today that its subsidiary, Teledyne Instruments, Inc., has entered into an agreement to acquire a majority interest in Ocean Design, Inc. (ODI) for approximately $30 million. ODI, headquartered in Daytona Beach, Fla., is a leading manufacturer of subsea, wet-mateable electrical and fiber-optic interconnect systems used in offshore oil and gas production, oceanographic research, and military applications. The closing of the transaction is subject to various conditions.
For a period of twenty business days following the closing of Teledyne Instruments’ investment in ODI, the stockholders of ODI that execute a stockholders’ agreement prior to the closing will have the option to sell their shares to Teledyne Instruments at a price per share equal to Teledyne Instruments’ initial investment in ODI. The ODI stockholders will also have the option to sell their shares to Teledyne Instruments following the end of each quarter through the quarter ended March 31, 2009, at a formula-determined price per share that is based on ODI’s EBITDA and net debt or cash as of the applicable quarter-end. All shares not sold to Teledyne Instruments following the quarter ended March 31, 2009, will be purchased by Teledyne Instruments following the quarter ended June 30, 2009, at a price based on the same formula, at which time Teledyne Instruments will own all of the ODI shares held by the participating stockholders.
ODI’s electrical connectors and cable systems are designed to operate at full ocean depths, and are used to reliably deliver power and communications to wellhead control systems on the ocean floor. ODI’s wet-mate fiber-optic connectors and cables provide high-speed bidirectional data transmission for control and data acquisition systems used for production, as well as for reservoir and riser monitoring. ODI’s interconnect systems are designed to permit connections to be made underwater by remotely operated vehicles, a requirement that has become essential as operations have moved into ever deeper waters. ODI’s connectors and cables are also used in oceanographic applications, undersea defense and telecommunications systems.
“ODI’s products are closely related to both our expanding line of undersea acoustic instruments and to our military high-voltage connectors and cables,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “In the offshore oil and gas market, ODI’s strong position in production complements our existing capabilities in exploration, exemplified by the hydrophones and streamer cables manufactured by Teledyne Benthos and Teledyne Geophysical Instruments, as well as the acoustic current-profiler instruments manufactured for offshore drilling platforms by Teledyne RD Instruments.”
“We also anticipate that ODI will benefit from Teledyne’s broad capabilities and presence in the defense electronic subsystems market, including navigation, sensor and telemetry systems for unmanned underwater vehicles.”

“Both ODI and Teledyne will be able to take advantage of shared technological capabilities in military high voltage and fiber optic connectors, cables and subsystems and provide a broader sub system solution to our existing customers,” said Mike Read, CEO and President of ODI.
Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Investor Contact:	Jason VanWees
(310) 893-1642

Press Contact:	Robyn McGowan
(310) 893-1640